Investor Contacts:
Marisa Jacobs
Vice President Investor Relations, Express
(614) 474-4465

ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8225 / (310) 954-1113

Media Contact:
Amy Hughes
Corporate Communications & Events, Express
(614) 474-4325

EXPRESS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS;
INTRODUCES FIRST QUARTER AND FULL YEAR 2013 OUTLOOK

•	Fourth quarter comparable sales increase by 1.5%

•	Fourth quarter diluted EPS of $0.75, exceeds upper end of increased guidance

•	Inventory per square foot decreases 6.0%

•	15 international franchise locations at year end

Columbus, Ohio - March 13, 2013 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating more than 620 stores, today announced fourth quarter and full year 2012 financial results for the fourteen and fifty-three week periods ended February 2, 2013. This compares to 2011, which was a fifty-two week year that included thirteen weeks in the fourth quarter. Comparable sales for the fourth quarter and full year 2012 were calculated using the fourteen and fifty-three week periods ending February 4, 2012, respectively.

Michael Weiss, Express, Inc.'s Chairman and Chief Executive Officer commented: “We ended the year positively, with the initiatives we implemented in our women's business driving improved results. These initiatives included: re-balancing our sweater assortment, introducing entry price point fashion items in key categories, especially cut-and- sew knitwear, and communicating clearer pricing and promotional strategies. Our men's business continued its positive momentum and, along with disciplined expense and inventory management and the aforementioned women's initiatives, drove increased sales, positive comparable sales, and net income per diluted share above the increased guidance provided in the fourth quarter. We attribute our improved performance over the third quarter to the strength of our products, specifically sweaters and cut-and-sew knitwear, which we had previously identified as categories for improvement. In addition, we generated our third consecutive year of double digit e-commerce sales growth and achieved our store expansion goals. We were also pleased with our international expansion that included the opening of 4 additional franchise stores in the Middle East and our first 4 franchise locations in Latin America. Our balance sheet remained strong with cash and cash equivalents totaling $256.3 million at year end, even after investing $65.1 million to repurchase 4.0 million shares of common stock during the year. As we begin 2013, we expect to advance each of our existing four pillars of growth. In addition, we are also excited to pursue a new growth opportunity in 2013 through the development of a new Express outlet business.”

Fourth Quarter Operating Results (the fourteen week period ended February 2, 2013 compared to the thirteen week period ended January 28, 2012):

•	Net sales increased 8% to $728.7 million from $673.2 million in the fourth quarter of 2011 and included $27.0 million related to the fourteenth week;

•
Comparable sales, which compares the fourteen week period ended February 2, 2013 to the fourteen week period ended February 4, 2012 and is inclusive of e-commerce sales, increased 1.5%, following a 5% increase in the fourth quarter of 2011;

•	Gross margin was 35.1% of net sales compared to 37.2% in the fourth quarter of 2011;

•
Selling, general, and administrative (SG&A) expenses totaled $144.4 million, or 19.8% of net sales, compared to $141.6 million, or 21.0% of net sales, in the fourth quarter of 2011, which included non-core operating costs before tax of $0.4 million related to the secondary offering completed in December 2011;

•	Operating income was $111.4 million, or 15.3% of net sales, compared to $108.9 million, or 16.2% of net sales, in the fourth quarter of 2011;

•
Interest expense totaled $5.2 million compared to $8.0 million in the fourth quarter of 2011, which included a $2.4 million loss on extinguishment of debt before tax related to the full prepayment of the $125 million Term Loan;

•	Income tax expense was $42.1 million, at an effective tax rate of 39.7%, compared to $40.8 million, at an effective tax rate of 40.3%, in the fourth quarter of 2011; and

•
Net income was $63.9 million, or $0.75 per diluted share, with the fourteenth week contributing approximately $0.04 per diluted share. This compares to net income of $60.4 million, or $0.68 per diluted share in the fourth quarter of 2011, which included the following non-core operating costs after tax: (i) $0.3 million, or approximately $0.01 per diluted share, of costs related to the secondary offering completed in December 2011; and (ii) a $1.5 million, or $0.01 per diluted share, loss on extinguishment of debt related to the full prepayment of the $125 million Term Loan. Net income in the fourth quarter of 2011, adjusted for non-core operating costs noted above, was $62.1 million, or $0.70 per diluted share. (See Schedule 4 for discussion of non-GAAP measures.)

Full Year Operating Results (the fifty-three week period ended February 2, 2013 compared to the fifty-two week period ended January, 28, 2012):

•	Net sales increased 4% and included $27.0 million related to the fifty-third week;

•
Comparable sales, which compares the fifty-three week period ended February 2, 2013 to the fifty-three week period ended February 4, 2012 and is inclusive of e-commerce sales, were flat, following a 6% increase in 2011;

•	Gross margin was 34.6% of net sales compared to 36.4% in 2011;

•
SG&A expenses totaled $491.6 million, or 22.9% of net sales. This compares to $483.8 million, or 23.3% of net sales, in 2011, which included $1.0 million of non-core operating costs before tax related to the secondary offerings completed in April 2011 and December 2011;

•	Operating income was $251.6 million, or 11.7% of net sales, compared to $270.9 million, or 13.1% of net sales, in 2011;

•
Interest expense totaled $19.6 million compared to $35.8 million in 2011, which included a $9.6 million loss on extinguishment of debt before tax related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Revolving Credit Facility, and the full prepayment of the $125 million Term Loan;

•	Income tax expense was $92.7 million, at an effective tax rate of 40.0%, compared to $94.9 million, at an effective tax rate of 40.3%, in 2011; and

•
Net income was $139.3 million, or $1.60 per diluted share, with the fifty-third week contributing approximately $0.04 per diluted share. This compares to net income of $140.7 million, or $1.58 per diluted share, in 2011, which included the following non-core operating costs after tax: (i) $0.6 million, or $0.01 per diluted share, of costs related to secondary offerings completed in April 2011 and December 2011; and (ii) a $5.8 million, or $0.07 per diluted share, loss on extinguishment of debt related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Revolving Credit Facility, and the full prepayment of the $125 million Term Loan. Net income in 2011, adjusted for non-core operating costs noted above, was $147.1 million, or $1.66 per diluted share. (See Schedule 4 for discussion of non-GAAP measures).

2012 Balance Sheet Highlights:

•	Cash and cash equivalents increased $103.9 million and totaled $256.3 million compared to $152.4 million at the end of 2011.

•	Inventories were $215.1 million, an increase of 1%, compared to $213.1 million at the end of 2011. Inventory per square foot decreased 6.0% compared to 2011.

Real Estate:
During the fourth quarter of 2012, the Company opened 8 new stores, including 3 in Canada, and closed 1 store in the United States.  For the full year 2012, the Company opened 28 stores, including 5 in Canada, and closed 12 stores in the United States to end the year with 625 locations and 5.4 million gross square feet in operation. The Company's international franchisees opened 4 stores in the fourth quarter and 8 stores during the year, ending 2012 with 15 locations across the Middle East and Latin America.

2013 Guidance:
"While our guidance anticipates a softer start to the year, reflecting the impact of reduced traffic levels and consumer spending in the month of February, our spring merchandise has been received favorably by our customers, resulting in an improvement in conversion, which we do consider to be a leading indicator, early in the first quarter," commented Weiss.

First Quarter:
The Company expects first quarter of 2013 comparable sales, including e-commerce, to range from flat to down low single digits compared to an increase of 4% in the first quarter of 2012. The effective tax rate is expected to be approximately 39.5%. Net income is expected in the range of $29.5 million to $32.5 million, or $0.34 to $0.38 per diluted share on 85.5 million weighted average shares outstanding. This compares to net income of $42.1 million, or $0.47 per diluted share, in the first quarter of 2012. This guidance assumes some degradation of merchandise margin in addition to approximately $4.0 million before tax of incremental expense related to pre-opening rent for flagship locations and additional fulfillment costs reflecting the expected increase in our e-commerce business. The Company expects to open 3 new stores in the first quarter, including 1 store in Canada, and close 8 stores in the United States to end the quarter with 620 locations and approximately 5.4 million gross square feet in operation.

Full Year:
The Company expects full year 2013 comparable sales, including e-commerce, to increase low single digits compared to a flat performance in 2012. The effective tax rate is expected to be between 39.3% and 39.8%. Net income is expected in the range of $120 million to $132 million, or $1.40 to $1.54 per diluted share on 85.9 million weighted average shares outstanding, and includes approximately $8.0 million before tax of incremental expense related to pre-opening rent for flagship locations. This compares to net income on a fifty-two week basis of approximately $136.3 million, or $1.56 per diluted share, in 2012. Net income as reported on a fifty-three week basis in 2012 was $139.3 million, or $1.60 per diluted share. Capital expenditures are expected to be between $110 million and $115 million in 2013. The Company expects to open 16 new stores in 2013, including 4 in Canada, and close 9 stores in the United States to end the year with 632 locations and approximately 5.5 million gross square feet in operation. Consistent with previous years, this guidance excludes any non-core operating items that may occur, such as debt extinguishment costs as well as any costs associated with the new outlet strategy.

Conference Call Information:
A conference call to discuss fourth quarter results is scheduled for March 13, 2013, at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on March 13, 2013 until 11:59 p.m. ET on March 20, 2013 and can be accessed by dialing (877) 870-5176 and entering replay pin number 409411.

About Express:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates over 620 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada, and in Puerto Rico. Express merchandise is also available at franchise stores in the Middle East and Latin America. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected comparable sales, effective tax rates, plans to open and close stores, growth strategies, net income and earnings per diluted share. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) changes in customer traffic at malls and shopping centers; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) changes in the cost of raw materials, labor, and freight; (8) supply chain disruption; (9) our growth strategy, including our international expansion plan; (10) our dependence on a strong brand image; (11) our dependence upon key executive management; (12) our reliance on third parties to provide us with certain key services for our business; and (13) our substantial indebtedness and lease obligations. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	February 2, 2013	January 28, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$256,297	$152,362
Receivables, net	11,024	9,027
Inventories	215,082	213,075
Prepaid minimum rent	25,166	23,461
Other	8,293	18,232
Total current assets	515,862	416,157

PROPERTY AND EQUIPMENT	625,344	521,860
Less: accumulated depreciation	(346,975)	(294,554)
Property and equipment, net	278,369	227,306

TRADENAME/DOMAIN NAME	197,719	197,509
DEFERRED TAX ASSETS	16,808	12,462
OTHER ASSETS	10,441	12,886
Total assets	$1,019,199	$866,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$176,125	$133,679
Deferred revenue	27,851	27,684
Accrued bonus	336	14,689
Accrued expenses	108,464	113,282
Accounts payable and accrued expenses – related parties	—	5,997
Total current liabilities	312,776	295,331

LONG-TERM DEBT	198,843	198,539
OTHER LONG-TERM LIABILITIES	136,418	91,303
Total liabilities	648,037	585,173

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	371,162	281,147
Total liabilities and stockholders’ equity	$1,019,199	$866,320

Schedule 2

Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
NET SALES	$728,711	$673,153	$2,148,069	$2,073,355
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	472,898	422,806	1,405,430	1,318,894
Gross profit	255,813	250,347	742,639	754,461
OPERATING EXPENSES:
Selling, general, and administrative expenses (a)	144,375	141,587	491,599	483,823
Other operating expense (income), net	30	(142)	(523)	(308)
Total operating expenses	144,405	141,445	491,076	483,515

OPERATING INCOME	111,408	108,902	251,563	270,946

INTEREST EXPENSE (b)	5,217	7,961	19,555	35,804
INTEREST INCOME	(2)	(5)	(3)	(12)
OTHER EXPENSE (INCOME), NET	144	(263)	40	(411)
INCOME BEFORE INCOME TAXES	106,049	101,209	231,971	235,565
INCOME TAX EXPENSE	42,106	40,815	92,704	94,868
NET INCOME	63,943	60,394	$139,267	$140,697

OTHER COMPREHENSIVE INCOME:
Foreign currency translation	33	(7)	(13)	(7)
COMPREHENSIVE INCOME	63,976	60,387	139,254	140,690

EARNINGS PER SHARE:
Basic	$0.75	$0.68	$1.60	$1.59
Diluted	$0.75	$0.68	$1.60	$1.58

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	84,944	88,688	86,852	88,596
Diluted	85,320	89,072	87,206	88,896

(a)
Includes $0.4 million related to the secondary offering completed in December 2011 for the thirteen weeks ended January 28, 2012 and $1.0 million related to the secondary offerings completed in April 2011 and December 2011 for the fifty-two weeks ended January 28, 2012.

(b)
Includes a $2.4 million loss on extinguishment of debt related to the full prepayment of the $125 million Term Loan for the thirteen weeks ended January 28, 2012 and a $9.6 million loss on extinguishment of debt related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Revolving Credit Facility, and the full prepayment of the $125 million Term Loan for the fifty-two weeks ended January 28, 2012.

Schedule 3

Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$139,267	$140,697	$127,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,727	68,102	68,557
Loss on disposal of property and equipment	124	164	1,996
Impairment charge	6	55	459
Change in fair value of interest rate swap	—	—	(1,968)
Excess tax benefit from share-based compensation	(422)	—	—
Share-based compensation	16,308	10,089	5,296
Non-cash loss on extinguishment of debt	—	5,170	8,781
Deferred taxes	3,937	(320)	(19,015)
Changes in operating assets and liabilities:
Receivables, net	(1,991)	884	(5,190)
Inventories	(1,997)	(27,862)	(13,505)
Accounts payable, deferred revenue, and accrued expenses	17,564	43	30,103
Other assets and liabilities	28,841	15,587	17,056
Net cash provided by operating activities	269,364	212,609	219,958

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(99,674)	(77,176)	(54,843)
Purchase of intangible assets	(210)	(60)	—
Net cash used in investing activities	(99,884)	(77,236)	(54,843)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Senior Notes	—	—	246,498
Net proceeds from equity offering	—	—	166,898
Repayments of long-term debt arrangements	—	(169,775)	(301,563)
Costs incurred in connection with debt arrangements and Senior Notes	—	(1,192)	(12,211)
Payments on capital lease obligations	(55)	(14)	—
Costs incurred in connection with equity offering	—	—	(6,498)
Excess tax benefit from share-based compensation	422	—	—
Proceeds from share-based compensation	623	309	—
Repurchase of common stock	(66,541)	(103)	—
Repayment of notes receivable	—	—	5,633
Distributions	—	—	(261,000)
Dividends	—	—	(49,514)
Net cash used in financing activities	(65,551)	(170,775)	(211,757)

EFFECT OF EXCHANGE RATE ON CASH	6	2	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	103,935	(35,400)	(46,642)
CASH AND CASH EQUIVALENTS, Beginning of period	152,362	187,762	234,404
CASH AND CASH EQUIVALENTS, End of period	$256,297	$152,362	$187,762

Schedule 4

Supplemental Information - Consolidated Statements of Income and Comprehensive Income
Reconciliation of GAAP to Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

The Company supplements the reporting of their financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of their operations because they exclude items that may not be indicative of, or are unrelated to, their core operating results and provide a better baseline for analyzing trends in their underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for net income and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review their financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The tables below reconcile the non-GAAP financial measures, adjusted net income and adjusted earnings per diluted share, with the most directly comparable GAAP financial measures, actual net income and actual earnings per diluted share.

	Thirteen Weeks Ended January 28, 2012
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
GAAP measure	$60,394		$0.68	89,072
Transaction costs (a)	266	*	0.01
Interest expense (b)	1,468	*	0.01
Adjusted non-GAAP measure	$62,128		$0.70

(a)	Includes transaction costs related to the secondary offering completed in December 2011.

(b)	Includes accelerated amortization of debt issuance costs related to the full prepayment of the $125 million Term Loan.

* Items were tax affected at the Company's statutory rate of approximately 39% for the thirteen weeks ended January 28, 2012.

	Fifty-Two Weeks Ended January 28, 2012
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
GAAP measure	$140,697		$1.58	88,896
Transaction costs (a)	614	*	0.01
Interest expense (b)	5,815	*	0.07
Adjusted non-GAAP measure	$147,126		$1.66

(a)	Includes transaction costs related to the secondary offerings completed in April 2011 and December 2011.

(b)
Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Revolving Credit Facility, and the full prepayment of the $125 million Term Loan.

* Items were tax affected at the Company's statutory rate of approximately 39% for the fifty-two weeks ended January 28, 2012.